                        YouthStream Media Networks, Inc.
                    Completes Acquisition of Steel Mini-Mill
                          Located in Ashland, Kentucky

     New York, New York, March 10, 2005 - YouthStream Media Networks, Inc. (OTC
Bulletin Board: YSTM) (the "Company") announced today that it had completed the acquisition of KES Acquisition Company, LLC ("KES Acquisition"), the owner and operator of Kentucky Electric Steel, a steel mini-mill located in Ashland,
Kentucky (the "Mill"). The Company will consolidate the operations of the Mill through its ownership of KES Acquisition commencing March 1, 2005. The Mill has been producing steel for approximately fifty years, and was acquired by the sellers through a bankruptcy proceeding in September 2003. Following the acquisition, the Mill was refurbished and has been generating revenues since late January 2004.

     In connection with the acquisition, the Company formed a new subsidiary,
YouthStream Acquisition Corp. ("Acquisition Corp."), in which the Company owns
80.01% of the total outstanding common stock and 100% of the voting common stock. The remaining 19.99% common stock interest in Acquisition Corp. is owned by the sellers of KES Acquisition. The Company capitalized Acquisition Corp.
with an aggregate of $500,000 in cash. Acquisition Corp. issued to the sellers of KES Acquisition (i) 25,000 shares of its non-convertible non-voting redeemable preferred stock with a redemption price equal to $25,000,000 and a
13% annual cumulative dividend and (ii) senior subordinated promissory notes in the aggregate principal amount of $40,000,000 with an annual interest rate of
8%.

     Additional information with regard to this transaction can be found in the
Company's Current Report on Form 8-K filed with the U.S. Securities and Exchange
Commission on February 25, 2005, which can be viewed online at www.sec.gov.

     For further information, the Company can be contacted at 212-883-0083.